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            LAW OFFICES
BALLARD SPAHR ANDREWS & INGERSOLL, LLP                         BALTIMORE,EMD
    1735 MARKET STREET, 51ST FLOOR                               DENVER, CO
 PHILADELPHIA, PENNSYLVANIA 19103-7599                       SALT LAKE CITY, UT
             215-665-8500                                       VOORHEES, NJ
           FAX: 215-864-8999                                   WASHINGTON, DC
         www.ballardspahr.com                                  WILMINGTON, DE




                                 March 30, 2005


AIM Investment Funds
11 Greenway Plaza
Suite 100
Houston, TX 77046

Ladies and Gentlemen:

                  We have acted as counsel to AIM Investment Funds, a Delaware statutory trust (the "Trust"), in connection with that certain Agreement and Plan of Reorganization (the "Health Sciences Plan") by and among the Trust, on behalf of its series portfolio, AIM Global Health Care Fund ("Global Health Care"), AIM Sector Funds, on behalf of its series portfolio, AIM Health Sciences Fund ("Health Sciences") and A I M Advisors, Inc. ("AIM") which provides for the reorganization of Health Sciences with and into Global Health Care (the "Health Sciences Reorganization"). Pursuant to the Health Sciences Plan, all of the assets of Health Sciences will be transferred to Global Health Care, Global Health Care will assume all of the liabilities of Health Sciences and the Trust will issue shares of each class of Global Health Care to shareholders of Health Sciences corresponding to the class of shares of Health Sciences held by such shareholders. The value of each Health Sciences shareholder's account with Global Health Care after the Health Sciences Reorganization will be the same as the value of such shareholder's account with Health Sciences immediately prior to the Health Sciences Reorganization.

                  As used herein, "Plan" shall refer to the Health Sciences Plan; "Selling Fund" shall refer to Health Sciences; "Buying Fund" shall refer to Global Health Care; and "Reorganization" shall refer to the Health Sciences Reorganization.

                  In connection with our giving this opinion, we have examined copies of the Trust's Amended and Restated Certificate of Trust, Amended and Restated Agreement and Declaration of Trust, as amended (the "Trust Agreement"), resolutions of the Board of Trustees adopted March 22, 2005, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust.
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                  The opinion expressed below is based on the assumption that a
Registration Statement on Form N-14 with respect to the classes of shares of Buying Fund to be issued to the shareholders of the corresponding class of shares of Selling Fund pursuant to the Plan, as set forth on Exhibit A hereto (the "Buying Fund Shares"), will have been filed by the Trust with the Securities and Exchange Commission and will have become effective before the Reorganization occurs.

                  Based on the foregoing, we are of the opinion that the Buying Fund Shares are duly authorized and, when issued by the Trust to the shareholders of the Selling Fund in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.

                  We express no opinion concerning the laws of any jurisdiction other than the federal laws of the United States of America and the Delaware Statutory Trust Act.

                  Both the Delaware Statutory Trust Act and the Trust Agreement provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust's obligations to the extent that the courts of another state which does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also provides for indemnification out of property of a fund for all loss and expense of any shareholder held personally liable for the obligations of that fund. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which a fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined not to be effective.

                  We consent to the filing of this opinion as an Exhibit to the Trust's Registration Statement on Form N-14 and to the references to our firm under the following captions under the heading "The Reorganization," "Other Terms," "Federal Income Tax Consequences" and "Legal Matters," in the combined Proxy Statement/Prospectus for Selling Fund, which is included in such Registration Statement.

                                      Very truly yours,



                                      /s/ Ballard Spahr Andrews & Ingersoll, LLP


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                                    EXHIBIT A
                       BUYING FUND AND SELLING FUND SHARES



                                                   Corresponding Classes of
Classes of Shares of Selling Fund                    Shares of Buying Fund
---------------------------------                  ------------------------

     AIM Health Sciences Fund                     AIM Global Health Care Fund
          Class A Shares                                Class A Shares
          Class K Shares                                Class A Shares
          Class B Shares                                Class B Shares
          Class C Shares                                Class C Shares
      Investor Class Shares                          Investor Class Shares